Exhibit 99.1

Ambassadors International, Inc. Establishes Revolving Credit and Term Loan Facility

SEATTLE, March 24, 2010 /PRNewswire via COMTEX/ -- Ambassadors International, Inc. (Nasdaq: AMIE), the parent company of Windstar Cruises, today announced the establishment of a new $15 million senior secured revolving credit and term loan facility, which includes a $5 million revolving credit facility and a $10 million term loan, to be drawn in two tranches. The first tranche of the term loan was funded on March 23, 2010, in the amount of $7.5 million.

Borrowings under the new credit facility will be used to fund working capital needs of Ambassadors, Windstar and Ambassadors’ other subsidiaries. Approximately $7.0 million of the proceeds of the term loan portion of the credit facility will be used to fund scheduled dry-docks of two Windstar vessels in April and November 2010.

Loans under the credit facility are secured by the three Windstar vessels and substantially all the other assets of Ambassadors and its subsidiaries. The loans mature on January 2, 2012. The lenders under the credit facility are certain funds and accounts managed by Whippoorwill Associates, Inc. The administrative and collateral agent for the facility is Law Debenture Trust Company of New York.

In connection with the new credit facility, the Company also entered into an amendment to the Indenture relating to its 10% Senior Secured Notes due 2012 to allow for the new credit facility.

“We are very pleased to have this new credit facility for capital improvements and operations as we focus all of our efforts on Windstar Cruises and the small ship luxury segment,” said Art Rodney, Chief Executive Officer, Ambassadors International, Inc.

About Ambassadors International, Inc.

Ambassadors International, Inc. is primarily a cruise company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Additional Information

For further information, please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.

SOURCE Ambassadors International, Inc.